Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-261274 and 333-259701 on Form N-2 of our report dated March 4, 2022 (April 19, 2022, as it relates to the inclusion of the critical audit matter in our report), relating to the consolidated financial statements, financial highlights, and related notes of Great Elm Capital Corp. appearing in the Annual Report on Form 10-K/A for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 19, 2022